EXHIBIT 10.25

AMENDMENT TO EMPLOYMENT AGREEMENT

This Agreement, dated as of July 11, 2007 (“Effective Date”), is between GoFish Corporation (the “Company”) and Greg Schroeder, an individual (“Executive”) (collectively, “the Parties”).

Whereas, the Company and Executive are parties to an Employment Agreement dated on or about October 30, 2006 (the “Prior Agreement”);

Whereas the Parties desire to amend the Prior Agreement and change the officer status of Executive as set forth below; and

Whereas the Prior Agreement as amended by this Agreement shall be referred to as the “Amended Agreement”;

Therefore, for good and sufficient consideration the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Section 2 of the Prior Agreement is hereby amended to read as follows:

2. Position and Duties. During the term of the Executive’s employment hereunder, and consistent with Section 4 “Hours of Work”, below, the Executive shall continue to serve in, and assume duties and responsibilities consistent with, the position of Chief Technology Officer of a public company, which may include, but are not limited to, serving role in the technology/engineering team; driving overall technology and design in terms of the Company’s technology and product platforms, application infrastructure, tactical systems management methodology, and solutions design; working to define best-practices in the overall design and architecture of the Company’s application architecture; crafting effective approaches to addressing the unique challenges in and around reliability, speed, and scale; managing, on an on-going basis, the Company’s platform and infrastructure; developing and managing the Company’s technology strategy and team; and performing such additional or different duties as the Chief Executive Officer of the Company shall determine from time to time.

2. Executive hereby resigns his status as an officer of GoFish effective as of July 11, 2007, and GoFish accepts such resignation. Such resignation shall not affect Executive’s title under the Amended Agreement.

3. Section 4 of the Prior Agreement is hereby amended to read as follows:

4. Hours of Work. The Executive shall work on average one day (eight hours) per week during the Company’s regular business hours. The nature of the Executive’s employment with the Company requires flexibility in the days and hours that the Executive must work, and may necessitate that the Executive work on other or additional days and hours on an occasional basis.

4. Section 6 of the Prior Agreement is hereby amended to read as follows:

6. Compensation. During the Employment Period, the Company shall pay Executive at the rate of Three Thousand Two Hundred Dollars ($3,200) per month. Payments shall be made on the Company’s regular payroll dates and shall be net of withholdings required by law. Executive shall not be eligible for any bonus payments for the calendar year 2006 or thereafter.

5. Section 8 of the Prior Agreement is hereby amended to read as follows:

8.Vacation. Executive shall not be eligible for vacation.

6. Sections 9(c) and 9(d) of the Prior Agreement are hereby amended to read as follows:

(c) Option Vesting and Exercise. Effective as of June 30, 2007, sixteen and two-thirds percent (16.67%) of the Option (45,834 shares) shall be vested and exercisable and forty-five and five-sixths percent (45.83%) of the Option (126,042 shares) shall expire, leaving thirty-seven and one half percent (37.5%) of the Option (103,124 shares) unexpired as of such date (“Unexpired Option”). On the last day of each month thereafter, continuing for the next eighteen (18) months so long as Executive remains employed by the Company, an additional one eighteenth of the Unexpired Option shall vest, subject to Section 9(d).

(d) Termination. If the Executive’s employment is terminated either by Executive or by the Company, with or without cause, all unvested Awards shall immediately expire as of the effective the date of the termination of employment. Vested Awards, to the extent unexercised, shall expire one month after the termination of employment.

7. Section 11 of the Prior Agreement is hereby amended to read as follows:

11. Termination. Either Executive or the Company may terminate Executive’s employment with or without cause upon written notice to the other Party. Upon termination of Executive’s employment, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive, or his heirs, administrators, or executors in the event Executive is no longer living, any earned but unpaid base salary through Executive’s last day of employment with the Company, and to reimburse, pursuant to Section 7, any expenses reasonably incurred through Executive’s last day of employment with the Company. Executive’s employment with the Company shall terminate automatically upon the death of Employee.

8. The provisions of the Prior Agreement not amended by this Agreement shall remain in full force and effect.

9. Any dispute arising under the Prior Agreement, this Agreement, or the Amended Agreement shall be resolved by arbitration in the manner provided by Section 14, Dispute Resolution, of the Amended Agreement.

10. The Amended Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company. The Amended Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of executive, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of the Amended Agreement, the provisions of the Amended Agreement shall control

11. This Agreement and the Amended Agreement shall be construed as a whole, according to their fair meaning, and not in favor of or against any party. By way of example and not in limitation, said Agreements shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in said Agreements.

12. This Agreement and the Amended Agreement may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under either Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under either Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

13. Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement and the Amended Agreement, that he has read and understands this Agreement and the Amended Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement and the Amended Agreement.

14. This Agreement shall be governed by California law.

The Parties have duly executed this Agreement as of the date first written above.

/s/ Greg Schroeder
Greg Schroeder

GoFish Corporation
By: /s Tabreez Verjee
Its: President